                                 EXHIBIT 12.1

                  ALCO STANDARD CORPORATION AND SUBSIDIARIES
  RATIO OF EARNINGS TO FIXED CHARGES (EXCLUDING CAPTIVE FINANCE SUBSIDIARIES)
                            (dollars in thousands)

                                                      ------------------------------------------------------------------
                                                         9/30/95        1994          1993          1992          1991
                                                      -------------   --------      --------      --------      --------
Earnings
   Income (loss) from continuing
        operations                                    $  204,801    $   57,262    $   11,025    $   98,162    $   73,051
   Add:
        Loss from unconsolidated affiliate                             117,158         2,538
        Provision for income taxes                       129,067        77,792        11,512        64,592        46,221
        Fixed charges                                     90,468        73,751        62,535        50,595        52,951

                                                      ----------    ----------    ----------    ----------    ----------
   Earnings, as adjusted                     (A)      $  424,336    $  325,963    $   87,610    $  213,349    $  172,223
                                                      ==========    ==========    ==========    ==========    ==========

Fixed charges
   Other interest expense, including
        interest on capital leases                    $   55,838    $   43,802    $   40,189    $   31,680    $   37,426
   Estimated interest component of
        rental expense                                    34,630        29,949        22,346        18,915        15,525

                                                      ----------    ----------    ----------    ----------    ----------
   Total fixed charges                       (B)      $   90,468    $   73,751    $   62,535    $   50,595    $   52,951
                                                      ==========    ==========    ==========    ==========    ==========

Ratio of earnings to fixed charges
                              (A) divided by (B)             4.7           4.4           1.4 *         4.2           3.3
                                                             ===           ===           ===           ===           ===

* Excluding the effect of the restructuring costs, the ratio of earnings to fixed charges (excluding captive finance subsidiaries) for fiscal 1993 is 4.2.